UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Monarch Community Bancorp, Inc.
(Name of Issuer)

Common Stock, $0.05 par value
(Title of Class of Securities)

609045208
(CUSIP Number)

December 31. 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 283,198
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 283,198
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 283,198
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Based on 8,962,416 shares of common stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q filed with the SEC on November 14, 2014.

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Emanuel J. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 283,198
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 283,198
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 283,198
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Based on 8,962,416 shares of common stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q filed with the SEC on November 14, 2014.

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Financial Opportunities Master Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 76,112
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 76,112
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,112
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 8,962,416 shares of common stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q filed with the SEC on November 14, 2014.

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Financial Opportunites GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 76,112
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 76,112
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,112
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 8,962,416 shares of common stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q filed with the SEC on November 14, 2014.

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Sidecar Fund, Series LLC - Series D
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 72,345
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 72,345
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,345
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 8,962,416 shares of common stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q filed with the SEC on November 14, 2014.

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BSOF Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Blackstone Strategic Opportunity Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Blackstone Alternative Solutions L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Blackstone Holdings I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Blackstone Holdings II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Blackstone Holdings I/II GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) The Blackstone Group L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 609045208	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Item 1. (a)                      Name of Issuer

Monarch Community Bancorp, Inc.

Item 1. (b)                      Address of Issuer’s Principal Executive Offices

375 North Willowbrook Road
Coldwater, MI 49036

Item 2. (a)                      Name of Person Filing

This Amendment No. 1 to Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

(i)	EJF Capital LLC;
(ii)	Emanuel J. Friedman;
(iii)	EJF Financial Opportunities Master Fund, LP;
(iv)	EJF Financial Opportunities GP, LLC; and
(v)	EJF Sidecar Fund, Series LLC – Series D (the entities listed in clauses (i)-(v), collectively, the “EJF Entities”); and

(vi)	BSOF Master Fund L.P. (“BSOF”);
(vii)	Blackstone Strategic Opportunity Associates L.L.C. (“BSOA”);
(viii)	Blackstone Alternative Solutions L.L.C. (“BAS”);
(ix)	Blackstone Holdings I L.P. (“Holdings I”);
(x)	Blackstone Holdings II L.P. (“Holdings II”);
(xi)	Blackstone Holdings I/II GP Inc. (“Holdings GP”);
(xii)	The Blackstone Group L.P. (“Blackstone”);
(xiii)	Blackstone Group Management L.L.C. (“Blackstone Management”); and
(xiv)	Stephen A. Schwarzman (the entities listed in clauses (vi) – (xiv), collectively, the “Blackstone Entities”).

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Amendment No. 1 to Schedule 13G is being filed on behalf of each of them.

Item 2. (b)             Address of Principal Business Office or, if None, Residence

The principal business address of each of the EJF Entities is:

2107 Wilson Boulevard, Suite 410
Arlington, VA 22201

The principal business address of each of the Blackstone Entities is:

345 Park Avenue, 28th Floor
New York, NY 10154

Item 2.  (c)           Citizenship

See Item 4 of the attached cover pages.

Item 2.  (d)           Title of Class of Securities

Common Stock, $0.05 par value (“Common Stock”)

Item 2.  (e)           CUSIP Number

609045208

Item 3.                   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.                   Ownership

(a)	Amount beneficially owned:

See Item 9 of the attached cover pages.

(b)	Percent of class:

See Item 11 of the attached cover pages.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of the attached cover pages.

(ii) Shared power to vote or to direct the vote:

See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.

Each of EJF Sidecar Fund, Series LLC – Series D and EJF Financial Opportunities Master Fund, LP is the record owner of the shares of Common Stock shown on item 9 of its respective cover page.

EJF Financial Opportunities GP, LLC serves as the general partner of EJF Financial Opportunities Master Fund, LP and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Financial Opportunities Master Fund, LP is the record owner.

EJF Capital LLC is the sole member and manager of EJF Financial Opportunities GP, LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which such entity may share beneficial ownership.  EJF Capital LLC also serves as the manager of EJF Sidecar Fund, Series LLC – Series D and various other managed accounts and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Sidecar Fund, Series LLC – Series D is the record owner and the 134,741 shares of Common Stock of which the various other managed accounts are the record owners.

Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock over which EJF Capital LLC may share beneficial ownership.

As of December 31, 2014, the Blackstone Entities did not, and as of the date hereof, the Blackstone Entities do not, beneficially own any shares of Common Stock.

BSOA is the general partner of BSOF.  Holdings II is the general partner of BSOA.  BAS is the investment manager of BSOF.  Holdings I is the general partner of BAS.  Holdings GP is the general partner of each of Holdings I and Holdings II.  Blackstone is the controlling shareholder of Holdings GP. Blackstone Management is the general partner of Blackstone.  Blackstone Management is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Pursuant to an investment advisory agreement (the “Advisory Agreement”) with EJF Capital LLC, EJF Capital LLC exercised voting and investment power over the shares of Common Stock previously held by BSOF (the "Blackstone Shares").  The Blackstone Entities join in this filing solely to the extent that they were deemed to have beneficial ownership of the Blackstone Shares (which were beneficially owned by EJF Capital LLC) at the time that the initial Schedule 13G was filed by reason of the Blackstone Entities’ ability, under the terms of the Advisory Agreement, to terminate EJF Capital LLC as a sub-adviser for the Blackstone Entities, on whose behalf EJF Capital LLC exercised investment discretion over the Blackstone Shares.  The Blackstone Entities did not otherwise exercise any voting or dispositive power over the Blackstone Shares and reported such limited deemed beneficial ownership to the extent so advised by EJF Capital LLC under Rule 13d-1(b)(1)(iii) under the Securities Exchange Act of 1934.

Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Blackstone Entity is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose (including, without limitation, any tax purposes), and each of the Blackstone Entities expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed constitute a “group.”

The Blackstone Entities and the EJF Entities have no agreement regarding acquiring, holding, voting or disposing of the securities referred to herein.  The Blackstone Entities have no responsibility over the accuracy of the information contained in this Amendment No. 1 to Schedule 13G with respect to the EJF Entities.  The EJF Entities have no responsibility over the accuracy of the information contained in this Amendment No. 1 to Schedule 13G with respect to the Blackstone Entities, except that they have advised the Blackstone Entities that no shares of Common Stock are currently subject to the Advisory Agreement.

Item 5.                      Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than 5 percent of the class of securities, check the following [X].

As of December 31, 2014, the Blackstone Entities did not, and as of the date hereof, the Blackstone Entities do not, beneficially own any shares of Common Stock.

Item 6.                      Ownership of More than Five Percent on Behalf of Another Person

See Item 4.

Item 7.                      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.                      Identification and Classification of Members of the Group

See Exhibit A.

Item 9.                      Notice of Dissolution of Group

Not Applicable.

Item 10.                    Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 2015

EJF CAPITAL LLC
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF FINANCIAL OPPORTUNITES MASTER FUND, LP
By: Its:	EJF FINANCIAL OPPORTUNITES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL OPPORTUNITES GP, LLC
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF SIDECAR FUND, SERIES LLC – SERIES D
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

BSOF MASTER FUND L.P.
By: Its:	BLACKSTONE STRATEGIC OPPORTUNITY ASSOCIATES L.L.C. General Partner
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Authorized Signatory

BLACKSTONE STRATEGIC OPPORTUNITY ASSOCIATES L.L.C.
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Authorized Signatory

BLACKSTONE ALTERNATIVE SOLUTIONS L.L.C.
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Authorized Signatory

BLACKSTONE HOLDINGS I L.P.
By: Its:	BLACKSTONE HOLDINGS I/II GP INC. General Partner
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Vice Chairman

BLACKSTONE HOLDINGS II L.P.
By: Its:	BLACKSTONE HOLDINGS I/II GP INC. General Partner
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Vice Chairman

BLACKSTONE HOLDINGS I/II GP INC.
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Vice Chairman

THE BLACKSTONE GROUP L.P.
By: Its:	BLACKSTONE GROUP MANAGEMENT L.L.C. General Partner
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Vice Chairman

BLACKSTONE GROUP MANAGEMENT L.L.C.
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Vice Chairman

STEPHEN A. SCHWARZMAN
By:	/s/ Stephen A. Schwarzman
	Name:	Stephen A. Schwarzman

EXHIBIT A

The undersigned, EJF Capital LLC, a Delaware limited liability company, Emanuel J. Friedman, EJF Financial Opportunities Master Fund, LP, an exempted limited partnership organized under the laws of the Cayman Islands, EJF Financial Opportunities GP, LLC, a Delaware limited liability company, EJF Sidecar Fund, Series LLC – Series D, a Delaware limited liability company, BSOF Master Fund L.P., an exempted limited partnership organized under the laws of the Cayman Islands, Blackstone Strategic Opportunity Associates L.L.C., a Delaware limited liability company, Blackstone Alternative Solutions L.L.C., a Delaware limited liability company, Blackstone Holdings I L.P., a Delaware limited partnership, Blackstone Holdings II L.P., a Delaware limited partnership, Blackstone Holdings I/II GP Inc., a Delaware corporation, The Blackstone Group L.P., a Delaware limited partnership, Blackstone Group Management L.L.C, a Delaware limited liability company and Stephen A. Schwarzman hereby agree and acknowledge that the information required by this Amendment No. 1 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  February 6, 2015

EJF CAPITAL LLC
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF FINANCIAL OPPORTUNITES MASTER FUND, LP
By: Its:	EJF FINANCIAL OPPORTUNITES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL OPPORTUNITES GP, LLC
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF SIDECAR FUND, SERIES LLC – SERIES D
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

BSOF MASTER FUND L.P.
By: Its:	BLACKSTONE STRATEGIC OPPORTUNITY ASSOCIATES L.L.C. General Partner
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Authorized Signatory

BLACKSTONE STRATEGIC OPPORTUNITY ASSOCIATES L.L.C.
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Authorized Signatory

BLACKSTONE ALTERNATIVE SOLUTIONS L.L.C.
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Authorized Signatory

BLACKSTONE HOLDINGS I L.P.
By: Its:	BLACKSTONE HOLDINGS I/II GP INC. General Partner
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Vice Chairman

BLACKSTONE HOLDINGS II L.P.
By: Its:	BLACKSTONE HOLDINGS I/II GP INC. General Partner
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Vice Chairman

BLACKSTONE HOLDINGS I/II GP INC.
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Vice Chairman

THE BLACKSTONE GROUP L.P.
By: Its:	BLACKSTONE GROUP MANAGEMENT L.L.C. General Partner
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Vice Chairman

BLACKSTONE GROUP MANAGEMENT L.L.C.
By:	/s/ J. Tomilson Hill
	Name:	J. Tomilson Hill
	Title:	Vice Chairman

STEPHEN A. SCHWARZMAN
By:	/s/ Stephen A. Schwarzman
	Name:	Stephen A. Schwarzman